PURCHASE AGREEMENT

         This Agreement (the "Agreement") dated as of July 14, 1997, by and between Oak Tree Medical Practice, P.C. with offices at 163-03 Horace Harding Expressway, Flushing, NY 11365, (the "Provider"), and PFS VI, Inc., a Delaware corporation with its offices located at 992 Old Eagle School Road, Suite 911, Wayne PA 19087 ("Purchaser").

                                    RECITALS

         WHEREAS, Purchaser is in the business of providing working capital to healthcare providers by purchasing the patient accounts receivable of such providers; and

         WHEREAS, the Provider has requested Purchaser to purchase certain of its patient accounts receivable from time to time, upon the terms and conditions set forth herein; and

         WHEREAS, Purchaser is willing to purchase certain patient accounts receivable offered by the Provider from time to time, upon the terms and conditions set forth herein.

         NOW THEREFORE, the parties hereto intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

                                   DEFINITIONS


Section 1.01 Definitions.

         Capitalized terms used herein shall have the following meanings:

                  (a) Advance. Seventy-five percent (75%).

                  (b) Assignment. The Bill of Sale and Assignment attached hereto as Exhibit "A".

                  (c) Batch. A group of Eligible Receivables submitted by the Provider to Purchaser for purchase.

                  (d) Business Day. Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to be closed.

                  (e) Certificate of Participation. The certificate set forth in Exhibit "C" hereto, which represents the Provider's interest in Purchased Receivables equal to 100% of the amounts collected by Purchaser in excess of the Participation Threshold Amount.

                  (f) Claims. Any patient account receivable  presently owned or
                  hereafter   acquired  by  assignment  or  otherwise,   by  the
                  Provider, in connection with the



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                  rendition of bona fide services and related tests, or the sale
                  or  rental  of  equipment,  pharmaceuticals,   merchandise  or
                  supplies  to  patients,   in  connection   with  medical  care
                  prescribed by a licensed medical practitioner, for which the Provider, as assignee of the patient or otherwise, is entitled to reimbursement by law or under an agreement with a third Party Obligor, together with all proceeds, accounts and general intangibles related thereto, and all rights, remedies, guaranties, and security interests and liens in respect of the foregoing and purchased by Purchaser pursuant to the terms of this Purchase Agreement.

                  (g) Closing Date. Initially, and such subsequent dates on which purchases are made.

                  (h) Discount Fee. The amount determined by multiplying the prime rate as announced by Nations Bank or a bank approved by PFS VI from time to time plus four percent per annum times the Outstanding Purchase Amount calculated in advance and due and payable at each closing and reconciled quarterly based on the average daily balance

                  (i) Eligible Receivable. The Third Party Reimbursable Claim portion which meets Purchaser criteria for Purchase which together with other such Claims become part of a Batch for purchase by Purchaser.

                  (j) Event of Default.  Any of the events  described in Section
                  6.01 hereof.

                  (k) Government Programs. The Medicare Program, Medicaid Program, Title V Maternal and Child Health Services Block Grant Program, and the Title XX Social Services Block Grant Program or any other governmental program which provides payments to Provider for patient care services.

                  (l)   Governmental   Receivable.   Any   Eligible   Receivable
                  reimbursable by a Government Program.

                  (m) Ineligible Receivable. means a Receivable (a) with respect to which all of the representations and warranties set forth in Section 4.01(b) of this Agreement are not true and correct, or (b) that remains unpaid by the Third Party Obligor one hundred eighty (180) days after the date it becomes a Purchased Receivable, unless it has not been paid due to a bankruptcy, insolvency or receivership proceeding with respect to the Third Party Obligor that commenced after such date.

                  (n) Lock Box Agreement.  The Lock Box Agreement referred to in
                  Section 2.01(d)(ii).

                  (o) Mandatory Repurchase Date. Two years from the date of the Initial Closing or subsequent dates as effected by Provider pursuant to Section 6.03.


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                  (p)  Misdirected  Collections.  The amount  defined in Section
                  5.01(d) hereof.

                  (q) Notice. The notice addressed to Third Party Obligors from the Provider set forth in Exhibit "B" hereto.

                  (r) Obligor. The entity that is the obligor on a Purchased Receivable.

                  (s) Origination Fee. At the initial closing, there will be an origination fee of three percent (3%) of the first Outstanding Purchase Balance less $2500.00 previously paid and an additional three percent (3%) of incremental increases in Outstanding Purchase Balance.

                  (t) Outstanding Purchase Amount. The Participation Threshold Amount set forth on all Assignments less amounts collected by Purchaser on all Purchased Receivables.

                  (u)  Outstanding   Balance.   The  balance  of  the  Warranted
                  Collection Value of a Purchased Receivable or Purchased Batch unpaid from time to time.

                  (v) Participation Threshold Amount. An amount equal to the Advance Rate multiplied by the Warranted Collection Value.

                  (w) Periodic Summary. The report summarizing the purchasing activity with respect to the Provider's Receivables prepared by Purchaser on a periodic basis.

                  (x) Purchaser Collection Account. The account under the control of Purchaser defined in Section 5.01(b) hereof.

                  (y) Purchaser Collection Bank. The financial institution defined in Section 5.01(b) hereof.

                  (z) Purchased Batch. means a Batch sold and assigned by the Provider under the terms of this Agreement.

                  (aa) Purchase Commitment. means the sum of $10,000,000 or seventy-five percent (75%) of Warranted Collection Value of Purchased Receivables, whichever is less.

                  (bb)  Purchase  Documents.   The  documents  relating  to  the
                  transactions  contemplated  by the  Agreement  as  defined  in
                  Section 2.01(d) hereof.

                  (cc) Purchase Date. Each date on which any Eligible Receivable or Batch is purchased by Purchaser pursuant to the terms hereof.

                  (dd) Purchase Price. The amounts described in Section 2.03 hereof.


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                  (ee) Purchased  Receivable.  Any Eligible  Receivable sold and assigned to Purchaser by the Provider pursuant to the terms of this Agreement.

                  (ff) Purchased  Receivable  File.  The documents  described in
                  Section 2.01(d) hereof.

                  (gg) Receivable. Any right to receive payments from Obligors due on or with respect to the patient accounts receivable of the Provider.

                  (hh) Receivables Management Agreement. The Agreement of even date between Provider and Purchaser whereby under certain circumstances, Purchaser will provide services (as defined therein) with respect to Claims.

                  (ii) Repurchase Price. The price for a Repurchased Receivable set forth in Section 2.07 hereof.

                  (jj) Repurchased Receivable. Any Receivable repurchased by the Provider as defined in Section 2.07 hereof.

                  (kk) Settlement Date. The date defined in Section 2.06 hereof.

                  (ll) Substitute Receivable.  has the meaning ascribed to it in
                  Section 2.07 of this Agreement.

                  (mm) Third Party Obligor. An obligor described in Section 2.01(a) hereof.

                  (nn) UCC. The Uniform Commercial Code as in effect in the applicable jurisdiction.

                  (oo) Warranted Collection Value. With respect to any Purchased Batch or individual Receivable an amount equal to the expected net patient reimbursement value of all invoices in the Purchased Batch or of an individual Receivable, as appropriate as set forth in the respective Assignments and represented to Purchaser by the Provider to be accurate.

                                   ARTICLE II

                             PURCHASE AND ASSIGNMENT

Section 2.01   Agreement to Purchase and to Assign.

                  (a) From time to time and upon the terms and conditions provided herein, the Provider agrees to sell and assign to Purchaser as absolute owner, and Purchaser agrees to purchase from the Provider, all the Provider's rights, title and interest in and to Batches of Eligible Receivables Provider shall provide Purchaser with access to all books and records related to the foregoing.

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                  (b) From time to time during the term of this  Agreement,  the
                  Provider   shall  submit  to  Purchaser  a  list  of  Eligible
                  Receivables   that  the  Provider  is  selling  to  Purchaser,
                  together with any information relating thereto requested by Purchaser.

                  (c) Purchaser shall specify on the Assignment each Eligible Receivable that it is purchasing from Provider and included in a Batch.

                  (d) No later than five (5) Business Days after receipt of an Assignment, the Provider shall notify Purchaser of its acceptance of the Assignment by returning one executed counterpart of the Assignment together with fully executed copies of the following documents with respect to each Eligible Receivable (collectively such documents are herein referred to as a "Purchased Receivable File"):

                           (i) A duplicate invoice or electronic file format relating to each Eligible Receivable;

                           (ii) A Notice signed by the Provider and addressed to each Third Party Obligor of an Eligible Receivable (other than a Governmental Receivable), directing each Third Party Obligor to make payment thereof to the Purchaser Lock Box.;

                           (iii) A file-stamped acknowledgment copy of a UCC-1 financing statement that names the Provider as Seller and Purchaser as Purchaser or secured party, as appropriate, that identifies the Eligible Receivables as the collateral covered thereby, that is signed by the Provider and Purchaser, if required by the applicable UCC, and that otherwise is in form and substance appropriate and sufficient and has been filed in all filing offices where a financing statement should be filed under the UCC to perfect a security interest in the Provider's accounts and general intangibles.

                           (iv) Such releases or intercreditor agreement as Purchaser may require in respect of the Purchased Receivables, in form and substance acceptable to Purchaser, signed by any and all third parties claiming an interest in such Purchased Receivables;

                           (v)  Such  other   documents  as  may  be  reasonably
                           requested by Purchaser.

Section 2.02 Warranted Collection Value.
         The Assignment shall also specify the Warranted Collection Value for a Batch. The Purchase Price for a Purchased Batch shall be in an amount and payable as set forth in Section 2.03 below.



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Section 2.03 Payment of Purchase Price.
         At the time of the Assignment, Purchaser shall pay to Provider with respect to a Purchased Batch, (a) in immediately available funds an amount equal to the Participation Threshold amount minus the Discount Fee; plus (b) the residual interest of Provider represented by the Certificate of Participation (the "COP"). The amounts due to the Provider under the COP shall be paid on the next Settlement Date occurring after the date of collection. The Purchase Price shall be subject to offset against any amounts owed by the Provider to Purchaser under any provision of this Agreement.

         Upon the payment of the amount described in (a) and (b) above the Provider shall have sold to Purchaser all of its tight, tide and interest in and to the Eligible Receivables constituting such Purchase Batch and any Substitute Receivables as provided in Section 2.07 hereof. Purchaser shall become the absolute owner of such Purchased Batch and of all the proceeds thereof, shall enjoy all the Provider's rights and remedies with respect to the Purchased Batch and shall become subrogated to the Provider with respect to the Provider's rights under any guaranty, assignment or security for the payment of any Purchased Receivable, except as limited by Medicare and Medicaid laws.

Section 2.04 Purchase Dates.
         The first Purchase Date is the date set forth in the Assignment. Subsequent purchases may be made on any Business Day in accordance with the terms and conditions hereof.

Section 2.05 Obligation to Purchase.
         Notwithstanding anything to the contrary set forth in this Agreement, Purchaser shall not be required to purchase any Batch if at the time it is offered by the Provider, the aggregate Outstanding Purchase Amount of all Purchased Batches (determined as of the last day in the period covered by the most recent Periodic Summary) exceeds or as a result of the purchase of such Batch would exceed the Purchase Commitment, or if Purchaser reasonably believes that any of the Eligible Receivables included in such Batch are or may become Ineligible Receivables. Further, Purchaser shall have no obligation to purchase any Eligible Receivables (a) at any time an Event of Default has occurred and remains unremedied, or (b) after the date this Agreement is terminated pursuant to Section 6.03.

Section 2.06 Periodic Settlement.
         Purchaser shall regularly issue to Provider a Periodic Summary which shall set forth the total amounts received with respect to Purchased Receivables in that period. The Periodic Summary shall also set forth the Warranted Collection Value for Batches purchased during that period reduced by the amount of any Ineligible Receivables reassigned to Provider during that period or any other amounts set off by Purchaser under the terms hereof. The Periodic Summary shall also set forth any amounts received during that period not allocable to Purchased Receivables. Any net settlement due to the Provider will be credited to the Provider on the next succeeding Business Day (the "Settlement Date").


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Section 2.07 Ineligible Receivables.
         If a Purchased Receivable becomes, an Ineligible Receivable, the Provider shall cure such breach within five days of the earlier of notification to, or discovery by, the Provider of the breach. If such breach is not so cured, within seven days of the original notification or discovery of the breach, the Provider shall substitute for the Ineligible Receivables one or more other Eligible Receivable ("Substitute Receivable") (and the Provider shall deliver to Purchaser an executed Assignment relating to such Receivable together with the Purchased Receivable File with respect to each such Receivable). The aggregate Warranted Collection Value of the Substitute Receivable shall be equal to or greater than that of the Ineligible Receivable. Upon substitution, each Substitute Receivable shall be treated as the Purchased Receivable it replaced for all purposes. In the event that sufficient Substitute Receivables are not provided by the Provider within such time, the Provider, upon demand, shall repurchase such Ineligible Receivable (which upon repurchase shall become a "Repurchased Receivable") from Purchaser at a repurchase price (the "Repurchased Price") equal to the Outstanding Purchase Amount with respect to such Ineligible Receivable, plus interest calculated at 14% per annum since the Purchase Date Upon remittance of the Repurchase
         Price, Purchaser shall reassign the Ineligible Receivable to the Provider free and clear of any liens and encumbrances arising by, through or under Purchaser or its assigns without any representation, warranty or recourse whatsoever, and Purchaser shall execute such documents as are appropriate as are requested by Provider in connection thereto. In addition to all other rights and remedies available to Purchaser at law or in equity, Purchaser may offset against any amounts it owes the Provider under this Agreement any amounts due Purchaser with respect to a Repurchased Receivable. If after receipt of all or any part of the Repurchase Price for any Repurchased Receivable, Purchaser is compelled to surrender such payment to any person or entity because such payment is determined to be void or voidable as a preference, impermissible set off, or a diversion of trust funds, this Agreement shall continue in full force and the Provider shall be liable to Purchaser for, and shall indemnify and hold Purchaser harmless for, the amount of such payment surrendered. The provisions of this Section
         2.07 shall be and remain effective notwithstanding any contrary action which may have been taken by Purchaser in reliance upon such payment, and any such contrary action so taken shall be without prejudice to Purchaser's rights under this Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable. The provisions of this Section 2.07 shall survive the termination of this Agreement.

Section 2.08 Disclaimer of Right of Repurchase.
         Except as set forth in Section 2.07, or Section 6.03 the Provider shall have no right to repurchase any Purchased Receivable from Purchaser.


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                                   ARTICLE III

                                SECURITY INTEREST

Section 3.01 Security Interest.
         In the event that, contrary to the mutual intent of the Provider and Purchaser, the purchase of the Purchased Receivables is not characterized as a sale, the Provider shall, effective as of the date hereof, be deemed to have granted and the Provider does hereby grant to Purchaser a first priority security interest in and to any and all the Purchased Receivables (and any Substitute Receivables as provided in
         Section 2.07) and the proceeds thereof to secure the repayment of all amounts advanced to the Provider hereunder with accrued interest thereon equal to the Discount Fee and this Agreement shall be deemed to be a security agreement. With respect to such grant of a security interest, Purchaser may at its option exercise from time to time any and all rights and remedies available to it under the UCC or otherwise. The Provider agrees that five days shall be reasonable prior notice of the date of any public or private sale or other disposition of all or part of the Purchased Receivables. The Provider agrees to notify Purchaser in writing thirty (30) days prior to any change in any such location. The exact name of the Provider is as set forth at the beginning of this Agreement, and except as set forth on Exhibit "D" hereof, the Provider has not changed its name in the last five years, and during such period the Provider did not use, nor does the Provider now use any fictitious or trade name. The Provider shall notify Purchaser, in writing, 30 days prior to any name change.

                                   ARTICLE IV

            REPRESENTATIONS, WARRANTIES AND COVENANTS OF PROVIDER AND
                                    Purchaser

Section 4.01 Representations and Warranties of Provider.
         Provider represents and warrants to Purchaser as follows:

                  (a) With respect to the Provider, as of the date hereof and as of the date of each purchase of Eligible Receivables:

                           (i) If a corporation or a partnership, the Provider is duly organized, validly existing and in good standing as such under the laws of the jurisdiction of its organization, and has all the power and authority necessary to carry on its business as now conducted and to enter into and perform this
                           Agreement, the Assignments and all other documents now or hereafter executed in connection herewith (collectively, the "Purchase Documents"). The execution, delivery and performance by the Provider of the Purchase Documents have been duly authorized by all appropriate action on behalf of the Provider. If a sole proprietorship, the Provider has the necessary power and capacity under applicable law to carry on its

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                           business  as now  conducted  and to  enter  into  and
                           perform the Purchase Documents.

                           (ii)  When  executed  and  delivered,   the  Purchase
                           Documents will be legal, valid and binding obligations of the Provider, enforceable against the Provider in accordance with their respective terms. Upon the filing of financing statements in all appropriate jurisdictions and notification to the applicable Third Party Obligors, any security interest in favor of Purchaser granted under Section
                           3.01 of this Agreement will be perfected.

                           (iii) The execution, delivery and performance of the Purchase Documents will not violate any provision of law or regulation or any order or decree of any court or governmental agency, or violate any provision of the Provider's organizational documents (if a corporation or partnership) or any agreement to which the Provider in a party or by which any of its assets are bound, and will not be in conflict with, result in a breach of, or constitute a default under, any such agreement or result in the creation of any lien or security interest upon any of the Provider's assets, except in favor of Purchaser.

                           (iv) The Provider has all permits, licenses, accreditation, certifications, authorizations, approvals, consents and agreements of all Third Party
                           Obligors,       governmental       agencies       and
                           instrumentalities, accreditation agencies and any other person, necessary or required for the Provider to own the assets that it now owns, to carry on its business as now conducted, to execute, deliver and perform the Purchase Documents, and to receive payments from Third Party Obligors; and the Provider has not been notified by any such Third Party Obligor, governmental agency or instrumentality, accreditation agency or any other person, during the immediately preceding twenty-four (24) month period, that such party has rescinded or not renewed, or intends to rescind or not renew, and such permit, license, accreditation, certification, authorization, approval, consent or agreement granted by it to the Provider or to which it and the Provider are parties.

                           (v) There are no actions, suits or proceedings pending or threatened against the Provider before any court, government agency or other tribunal, which could materially and adversely affect its ability to perform under the Purchase Documents, and the Provider is not currently subject to, and does not intend to file, any bankruptcy or insolvency proceeding.

                  (b) With respect to the Purchased Receivables or a Purchased Batch, as of the date such Batch or Eligible Receivables are purchased:

                           (i) Each  Purchased  Receivable  File is complete and
                           correct   and   all   documents,   attestations   and
                           agreements relating to the Purchased


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                           Receivables  that have been  delivered  to  Purchaser
                           with respect to each Purchased Receivable are true and correct, each Purchased Receivable has been billed to the applicable Third Party Obligor, all requested supporting claim documents with respect to such Purchased Receivable have been delivered to the Third Party Obligor, all information set forth in the bill and supporting claim documents is true, complete
                           and  correct,   and  if  additional   information  is
                           requested by the Third party Obligor, the Provider will provide the same, and if any error has been made, the Provider will promptly correct the same and, if necessary, rebill such Purchased Receivable.

                           (ii) There is no security interest or lien in favor of any third party, nor any recording or filing against the Provider, as debtor, covering or purporting to cover any interest of any kind in any Purchased Receivable, except as has been released by each party holding such adverse interest. Upon payment of the Purchase price with respect to a Purchased Batch or Purchased Receivable, all right, title and interest of the Provider with respect thereto shall be vested in Purchaser, free and clear of any lien, security interest, claim or encumbrance of any kind, and the Provider agrees to defend the same against the claims of all persons.

                           (iii) Each Purchased Receivable (A) is payable, in an amount not less than its Warranted Collection Value, by the Third Party Obligor identified by the Provider as being obligated to do so, and is recognized as such by the Third Party Obligor, and such Third Party Obligor is obligated to pay the full Warranted Collection Value without dispute, reduction in amount for any reason whatsoever, offset, defense or counterclaim, (B) is based on an actual and bona fide rendition of services or the sale or rental of equipment, merchandise and supplies to the patient by the Provider in the ordinary course of business, (C) is denominated and payable only in lawful currency of the United States, and (D) is an account receivable or general intangible within the meaning of the UCC of the state in which the Provider has its principal place of business, or is a right to payment under a policy of insurance or proceeds thereof, and is not evidenced by any instrument or chattel paper. There is no payor other than the Third Party Obligor identified by the Provider as the payor primarily liable on any Purchased Receivable.

                           (iv) No  Purchased  Receivable  (A) is subject to any
                           action,  suit,  proceeding  or  dispute  (pending  or
                           threatened), set-off, counterclaim, defense, abatement, suspension, deferment, deductible, reduction or termination by the Third Party Obligor, or (B) was billed to the appropriate Third party Obligor later than the sixty-first (61st) day prior to the last day such Purchased Receivable could have been billed to be eligible for payment under any agreement, statute, rule or regulation applicable to such Third Party Obligor.

                           (v) The Provider does not have any guaranty of, letter of credit providing credit support for, or collateral security for, any Purchased Receivable, other than any such guaranty, letter of credit or collateral security as has been assigned to Purchaser, and any such guaranty, letter of credit or collateral security is not subject to any lien in favor of any other person.

                           (vi) The services provided or equipment, merchandise and supplies sold or rented and reflected by each Purchased Receivable were medically necessary for the patient, and the patient has received such services.

                           (vii) The fees charged for the services or equipment, merchandise and supplies sold or rented constituting the basis for the Purchased receivables are consistent with the usual, customary and reasonable fees charged by other similar medical service providers in the Provider's community or the community in which the patient resides, whichever is less, for the same or similar service.

                           (viii) The Third Party Obligor with respect to each Purchased Receivable is (A) not currently the subject of any bankruptcy, insolvency or receivership proceeding, nor is it unable to make payments on its obligations when due, (B) located in the United States, and (C) one of the following: (a) a party which in the ordinary course of its business or activities agrees to pay for healthcare services received by individuals, including, without limitation, commercial insurance companies and non-profit insurance companies (such as Blue Cross and Blue Shield) issuing health, personal injury, workmen's compensation or other types of insurance, employers or unions which self-insure for employee or member health insurance, prepaid healthcare organizations, preferred provider organizations, health maintenance organizations or any other similar person, (b) a state, an agency or instrumentality of a state or a political subdivision of a state, or (c) the United States or an agency or instrumentality of the United States.

                           (ix) The sale of Purchased Receivables hereunder is made in good faith and without intent to hinder, delay or defraud present or future creditors of the Provider.

                           (x) The insurance policy, contract or other instrument obligating a Third Party Obligor to make payment with respect to any Purchased Receivable (A) does not contain any provision prohibiting the transfer of such payment obligation from the patient to the Provider, or from the Provider to Purchaser
                           (B) has been duly authorized and, together with the applicable Purchased Receivable, constitutes the legal, valid and binding obligation of the Third Party Obligor in accordance with its terms, (C) together with the applicable Purchased Receivable, does not contravene in any material respect any requirement of law applicable thereto, and (D) was in full force and effect and applicable to the patient at the time the services constituting the basis for the Purchased Receivable were performed.

                           (xi) The representations, warranties and statements made by the Provider in the Purchase Documents, any financial information with respect to the Provider delivered to Purchaser or any other related documents, including, without limitations, with respect to the description of the Purchased Receivables in the Assignments, do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statement made not misleading.

         None of the foregoing representations and warranties shall be deemed to constitute a guaranty by the Provider that the Purchased Receivables will be collected by Purchaser.

Section 4.02 Covenants of Provider.
         The Provider covenants and agrees with Purchaser as follows:

                  (a) In connection with the initial purchase of Eligible Receivables or a Batch by Purchaser, the Provider will execute such financing statements under the UCC naming Purchaser as secured party as Purchaser may reasonably request with respect to any such Eligible Receivables or Batch that may be purchased pursuant to this Agreement. From time to time, upon request, the Provider will provide Purchaser with any additional information, will execute and deliver to Purchaser any additional agreements, instruments, documents or financing statements and will take all actions deemed by Purchaser as necessary or desirable to effectuate the provisions of the Purchase Documents, to evidence, protect and perfect the assignment of the title to the Purchased Receivables and to facilitate the collection of the Purchased Receivables.

                  (b) Each of Purchaser and its agents and representatives are hereby irrevocably constituted and designated as the Provider's attorneys-in-fact, which irrevocable power of attorney is coupled with an interest, (i) to endorse or sign the Provider's name to financing statement remittances, invoices, assignments, checks, drafts or other instruments or documents in respect of the Purchased Receivables, (ii) to notify Third Party Obligors to make payments on the Purchased Receivables directly pursuant to and subject to the terms and provisions of Section 5.01(b) hereof, and (iii) to bring suit in the Provider's name and to settle or compromise such Purchased Receivables as Purchaser may, in its discretion, deem appropriate.

                  (c) The Provider will pay on demand all Purchaser's costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, interest expenses which may be expended or incurred by Purchaser in enforcing or attempting to enforce any of Purchaser's rights against the Provider under the Purchase Documents.

                  (d) The Provider shall keep its books and accounts in accordance with generally accepted accounting principals and shall make a notation on its books and records, including any computer files, to indicate which Claims have been sold to Purchaser. Purchaser or its designated representatives from time to time may verify the Purchased Receivables, inspect, check, take copies of or extracts from the Provider's books, records and files, and the Provider will make the same available to Purchaser or such representatives at any reasonable time for such purposes.

                  (e) The Provider agrees that Purchaser will be permitted to have at least one of its agents or representatives physically present in the Provider's administrative offices during normal business hours to assist the Provider in performing its obligations under this Agreement, including its obligations with respect to the collection of Purchased Receivables pursuant to Section 5.01 herein.

                  (f) So long as this Agreement is in effect the Provider will deliver to Purchaser, (i) within forty-five (45) days after the end of each fiscal quarter, the Provider's consolidated financial statements for such period and for that portion of its fiscal year through the end of such period, (ii) within ninety (90) days after the end of the Provider's fiscal year, the Provider's audited annual consolidated financial statements for such year (or if such statements are not audited, statements certified by the Provider's chief financial officer and (iii) promptly upon request, such other information concerning the Provider as Purchaser may from time to time request, including Medicare cost reports and audits.

                  (g) The Provider shall promptly notify Purchaser in the event of any action, suit, proceeding, dispute, offset, deduction, defense or counterclaim that is or may be asserted by a Third Party Obligor with respect to any Purchased Receivable. The Provider shall make all payments to the Third Party Obligors necessary to prevent the Third Party Obligors from offsetting any earlier overpayment to the Provider against any amounts the Third Party Obligors owe on any Purchased Receivables.

                  (h) The Provider shall do nothing to impede or interfere with the collection of the Purchased Receivable (as provided in this Agreement), and shall not amend, waive or otherwise permit or agree to any deviation from the terms or conditions of any Purchased Receivable. The Provider shall not purport to sell, assign or grant a security interest in any Purchased Receivable after it has been sold to Purchaser.

                  (i) The Provider shall treat the assignment of Purchased Receivables pursuant to this Agreement as a sale for all purposes, including tax and accounting.

                  (j) Any payment on a Purchased Receivable remitted directly to Provider shall be immediately transmitted to Purchaser or its designee.

                  (k) Provider shall use its best efforts to make collections on all Purchased Receivables for the benefit of Purchaser. In the event of a default, Purchaser may at its option assume responsibilities for servicing pursuant to the terms of the Claims Management Agreement.

Section 4.03  Representations and Warranties of Purchaser.
         Purchaser represents and warrants to Provider as follows:

                  (a) Purchaser has been duly organized, is validly existing and in good standing as a corporation under the laws of the Commonwealth of Pennsylvania with full corporate power and authority to own its properties and to transact the business in which it is now engaged.

                  (b) The purchase by Purchaser of the Purchased Receivables pursuant to this Agreement and the consummation of the transactions herein contemplated will not conflict with or result in a breach of any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Purchaser is a party or by which it is bound or to which any of the property or assets of Purchaser is subject nor will such action result in any violation of the provisions of the Certificate of Incorporation or the Bylaws of Purchaser or of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Purchaser or any of its properties or assets; and no consent, approval, authorization, order, registration or qualification of or with any court or any such regulatory authority or other governmental agency or body is required for the purchase by Purchaser of the Receivables hereunder.

                  (c) This Agreement has been duly authorized, executed and delivered by Purchaser and constitutes the valid and legally binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or other laws and subject as to enforceability to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

                  (d) Purchaser shall provide Provider with a copy of any Notice of Default received by Purchaser from any of its lenders or creditors. Purchaser shall use its best efforts to prevent any of its creditors from interfering with Provider's quiet enjoyment of its rights and benefits hereunder.

                                    ARTICLE V

                                   COLLECTIONS

Section 5.01 Non Government Receivables.

                  (a) Purchaser Collection Account. Contemporaneously with the execution of this Agreement, Purchaser shall open a lock box (the "Purchaser Lock Box") the fees of which shall be paid by Provider for the receipt of all sums representing payments on all Receivables other than Governmental Receivables. The Provider shall direct that all payments of Receivables other than Governmental Receivables be made to the Purchaser Lock Box. All payments of Receivables received at the Purchaser Lock Box shall be deposited to the Purchaser Collection Account at the Purchaser Collection Bank. All payments of Receivables received by the Provider shall be held in trust for Purchaser and shall be mailed to the Purchaser Collection Account. The Collection Account shall be in the name of and under the exclusive control of Purchaser, and the Provider shall have no right or interest in the Purchaser Collection Account. All payments of Purchased Receivables will be deemed to have been collected by Purchaser when deposited to the Purchaser Collection Account, and shall be applied to the reduction of the Outstanding Purchase Amount as of the date of deposit.

                  The Purchaser Collection Account shall be at a bank to be designated by Purchaser.

                  (b) Funds deposited to the Purchaser Collection Account that do not represent payments of Purchased Receivables shall be remitted to the Provider on each Settlement Date, provided that Purchaser shall have the right, in the Event of Default, to deduct from such funds and to retain any amounts owed by the Provider under the terms of this Agreement.

                  (c) All accounts with respect to Non-Governmental Receivables received directly by Provider from Third Party Obligors or made other than as provided in the Notice set forth in Exhibit "B" hereto ("Misdirected Collections") shall be remitted by Provider directly to the Purchaser Collection Account on the Business Day following Provider's receipt thereof and shall be held in trust for Purchaser, until such time, as remittance is made by Provider to Purchaser.

Section 5.02  Government Receivables.

                  (a) Provider Collection Account. Provider shall maintain a lock box or P O Box ("Lock Box") the fees of which shall be paid by Provider and an account (the "Provider Collection Account"). Payments with respect to the Government Receivables will be made to the Lock Box. Collections with respect to the Governmental Receivables shall be deposited in the Provider Collection Account at the Provider Collection Bank (as defined below). Collections with respect to the Government Receivables will be transferred when they become immediately available funds to an account designated by Purchaser.

                  The Provider Collection Account shall be maintained at a financial institution that is insured by the Federal Deposit
                  Insurance Corporation (the "Provider Collection Bank") and shall be in the name of and under the control of the Provider. The Provider shall transmit to Purchaser daily, either electronically or by hard copy, information relating to the identification of all sums deposited in the Provider
                  Collection Account until all Purchased Receivables sold hereunder have been collected. It is understood that the Provider Collection Bank shall act solely as the agent of the Provider.

                  (b) Purchaser Collection Account. Contemporaneously with the execution of this Agreement, Purchaser shall open a lock box (the "Purchaser Lock Box") for the direct receipt of all sums representing payments on all Receivables other than Governmental Receivables and for the deposit or transfer by Provider of sums representing payments on Government Receivables paid to the Provider Collection Account. The Provider shall direct that all payments of Receivables other than Governmental Receivables be made to the Purchaser Lock Box. The Provider shall transfer to, or deposit in, on a daily basis, as funds become available, all sums collected in the Provider Collection Account to the Purchaser Collection Account. Standing instructions shall be issued by the Provider to the Provider Collection Bank. Any change in such instructions without the written consent of Purchaser shall be an event of default. All payments of Receivables received at the Purchaser Lock Box shall be deposited to the Purchaser Collection Account at the Purchaser Collection Bank. All payments of Receivables received by the Provider shall be held in trust for Purchaser and shall be deposited to the Purchaser Collection Account on the date of receipt. The Collection Account shall be in the name of and under the exclusive control of Purchaser, and the Provider shall have no right or interest in the Purchaser Collection Account. All payments of Purchased Receivables will be deemed to have been collected by Purchaser when deposited to the Purchaser Collection Account, and shall be applied to the reduction of the Outstanding Purchase Amount as of the date of deposit.

                  (c) Funds deposited to the Purchaser Collection Account that do not represent payments of Purchased Receivables shall be remitted to the Provider on each Settlement Date, provided that Purchaser shall have the right to deduct from such funds and to retain any amounts owed by the Provider under the terms of this Agreement.

                  (d) It is the intent of the parties to comply with the relevant rules and regulations of the Health Care Financing Administration with respect to the financing of accounts receivable, without limiting the rights of Purchaser hereunder.

                                   ARTICLE VI

                    EVENTS OF DEFAULT, TERMS AND TERMINATION

Section 6.01 Events of Default.
         All of the Provider's obligations to Purchaser hereunder, at Purchaser's option, shall be due and payable without notice or demand upon termination of this Agreement. This Agreement may be terminated by Purchaser upon five (5) business days prior written notice of the occurrence of, and the Provider's failure to cure within such period, any one or more of the following events of default ("Events of Default"):

                  (a) If the Provider shall fail to pay when due any amounts owing to Purchaser hereunder or under the Standby Claims Management Agreement;

                  (b) If the Provider fails to observe or perform any of the covenants or agreement contained in this Agreement or under the Standby Claims Management Agreement;

                  (c) If any representation, warranty or statement of fact made to Purchaser at any time by the Provider is false or misleading in any material respect;

                  (d) If any material obligation of the Provider to any person becomes or is declared to be in default and the obligee initiates action with respect to collateral securing such obligations.

                  (e) If the Provider shall become insolvent, fail to meet its debts as they mature, and as a result of such failure the obligee initiates action with respect to collateral securing such obligations, or a meeting of creditors or have a creditors' committee appointed, file or have filed against it a petition in bankruptcy, arrangement or reorganization, or if the Provider suspends or discontinues doing business for any reason, or if the Provider makes an assignment for the benefit of creditors, or if a receiver or trustee of any kind is appointed for it or any of its property; or

                  (f) If, in the opinion of Purchaser, a material adverse change in the financial condition, business, operations or control of the Provider shall have occurred, or any other event or circumstance shall have occurred which give reasonable grounds for Purchaser to conclude that the Provider may not or will not be able to perform its obligations hereunder.

Section 6.02  Remedies and Provider's Waiver of Jury Trial.

                  (a) Each of Purchaser's rights and remedies under this Agreement is not intended to be exclusive, and such rights and remedies are in addition to and not by way of limitation of any other rights or remedies Purchaser may have under applicable law (except as those rights are limited by the application of the

                  Medicare and Medicaid laws). Purchaser shall have the right, in Purchaser's sole discretion, to determine which rights and remedies, and in which order any of the same, are to be exercised. No act, failure or delay by Purchaser shall constitute a waiver of any of Purchaser's rights and remedies. No single or partial waiver by Purchaser of any provision of this Agreement, or breach or default hereunder, or of any right or remedy which Purchaser may have, shall operate as a waiver of the same or any other provision, breach, default, right or remedy on a future occasion. The Provider waives presentment, notice of dishonor, protest and notice of all instruments included in or evidencing any of the Provider's obligations to Purchaser and of any and all notices or demands whatsoever except as expressly provided for herein. The net proceeds resulting from the exercise of any of Purchaser's rights or remedies shall be applied to the payment of the Provider's obligations to Purchaser in such order as Purchaser may elect. The Provider shall remain liable to Purchaser for any deficiency.

                  (b) Waiver of Jury Trial and Jurisdiction. It is agreed that all disputes will be resolved via arbitration pursuant to
                  Section 14 (i). Notwithstanding that, would, for any reason, the arbitration clause be defaulted, the provider hereby waives all rights to a trial by jury in the event of any litigation with respect to any matter connected with the purchased receivables, and the provider hereby irrevocably consents to the jurisdiction of the state courts of the Commonwealth of Pennsylvania and of the federal courts located in the eastern district of the Commonwealth of Pennsylvania in connection with any action or proceeding arising out of or relating to the purchased receivables. In any such litigation, the provider waives personal service of any summons, complaint or other process and agrees that service thereof may be made by certified or registered mail directed to the provider at the provider's address set forth herein. Within 30 days after such mailing, the provider shall appear in answer to such summon, complaint or other process, failing which the provider shall be deemed in default and judgment may be entered by Purchaser against the provider for the amount of the claim and other relief requested therein.

Section 6.03  Term and Termination.
         This Agreement shall continue in full force and effect for two years from the date of the initial closing provided that Purchaser shall have the right to terminate this Agreement immediately at any time upon the occurrence of any Event of Default. Purchaser shall have no further obligation to purchase Eligible Receivables, and may require the Provider to repurchase all Purchased Batches for an amount equal to the aggregate Outstanding Purchase Amount. However, termination shall not relieve or discharge the Provider from its duties, obligations or covenants under this Agreement until the aggregate Outstanding Purchase Amount with respect to Purchased Batches is zero and all of the Provider's obligations hereunder have been satisfied or paid in full, and all of the terms, provisions and conditions of this Agreement shall remain in full force and effect until such time. If after receipt of any payment of all or any part of the Provider's indebtedness hereunder, Purchaser is for any reason compelled to surrender such payment to any person or entity, because such payment is determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, this Agreement shall continue in full force and the Provider shall be liable to Purchaser for, and shall indemnify and hold Purchaser harmless for, the amount of such payment surrendered. The provisions of this Section shall be and remain effective notwithstanding any contrary action which may have been taken by Purchaser in reliance upon such payment, and any such contrary action so taken shall be without prejudice to Purchaser's rights under this Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable. The provisions of this Section shall survive the termination of this Agreement. Upon remittance of the aggregate Outstanding Purchase Amount plus all other amounts payable to Purchaser by Provider hereunder, Purchaser shall reassign the outstanding Purchased Receivables to the Provider free and clear of all liens and encumbrances arising by, through or under Purchaser or its assigns, otherwise the reassignment shall be without any representation, warranty or recourse whatsoever, and Purchaser shall have no further obligation to the Provider with respect to such documents as are appropriate as requested by Provider in connection thereto.

                                   ARTICLE VII

                                 INDEMNIFICATION

Section 7.01  Indemnity by Provider.

         Neither this Agreement nor any Assignment shall constitute an assumption by Purchaser of any obligation to a Third Party Obligor or a patient. The Provider shall indemnify and hold harmless Purchaser, and its officers, directors and agents, from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable attorney's fees) which may be imposed on, incurred by or asserted against any of them in any way relating to or arising out of any breach by the Provider of any representation, warranty or covenant contained in any Purchase Documents. The indemnity contained in this Section 7.01 shall survive the termination of this Agreement. Any amount payable by the Provider to Purchaser under any provision of this Agreement shall be paid without any deduction or setoff of any kind.

                                  ARTICLE VIII

                                  MISCELLANEOUS

Section 8.01 Notices, Etc.
         All notices, demands, instructions and other communications required or permitted to be given or to be made upon any party hereto shall be in writing and shall be deemed to be given for purposes of this Agreement when delivered by facsimile transmission, overnight delivery service, registered or certified mail, postage prepaid to the address (or to their respective facsimile number) indicated below or from time to time furnished by notice to the other party:


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

                                    If to Provider:
                                    Oak Tree Medical Practice, P. C.
                                    163-03 Horace Harding Expressway
                                    Flushing, NY 11365
                                    Telephone No: (718) 460-8400
                                    Telecopier No: (718) 460-3507

                                    If to Purchaser:
                                    PFS VI, Inc.
                                    992 Old Eagle School Rd., Suite 911
                                    Wayne, PA 19087
                                    Telephone No.: 610-989-0200
                                    Telecopier No.: 610-687-6536

Section 8.02  Successors and Assigns.
         This Agreement shall be binding upon Provider and Purchaser and their respective successors and assigns and shall inure to the benefit of Provider and Purchaser and their respective successors and assigns; provided that Provider shall not assign any of its rights or obligations hereunder without the prior written consent of Purchaser. The Provider acknowledges that Purchaser may assign, pledge or transfer its rights hereunder and its interest in the Purchase Documents and the Purchased Receivables to another party, including collateral security for any indebtedness of Purchaser.

Section 8.03 Severability Clause.
         If any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason or in any respect whatsoever, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 8.04 Amendments; Governing Law.
         This Agreement and the rights and obligations of the parties  hereunder
         (i) may be changed only by an instrument in writing signed by Purchaser and the Provider (ii) shall be construed in accordance with and governed by the laws of Pennsylvania.

Section 8.05 Further Assurances.
         Provider agrees to do such further acts and things and to execute and deliver to Purchaser such additional assignments, agreements, powers and instruments as are required by Purchaser to carry into effect the purpose of this Agreement or to better assure and confirm unto Purchaser its rights, powers and remedies hereunder.

Section 8.06 Counterparts
         This Agreement may be executed in any number of copies, and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument.

Section 8.07 Headings.
         Section headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

Section 8.08 Waiver.
         No delay or omission to exercise any right, power or remedy accruing to any party hereto shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such right, power or remedy nor constitute any course of dealing or performance hereunder. No waiver shall be effective unless it is in writing and is received by the waiving party.

Section 8.09 Arbitration.
         Arbitration. Any dispute, controversy and/or claim arising out of this Agreement or breach thereof, shall be resolved, settled and/or adjudicated through Arbitration administered by and pursuant to the appropriate rules and procedures of the American Arbitration Association ("AAA"), Commonwealth of Pennsylvania, and judgment on award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

Section 8.10 Attorney's Fees.
         If any action, suit or other proceeding is instituted concerning or arising out of this Agreement, the prevailing party shall recover from the non-prevailing party all of such party's costs, including any reasonable attorney's fees incurred in each and every action, suit or other proceeding, including any and all appeals or petitions therefrom. As used herein, "prevailing party" shall mean the party entitled to recover its cost of such action, suit or proceeding, whether or not the suit proceeds to final judgment and/or the party receiving an award by a decision of the AAA.

Section 8.11 References.
         All references to "Section" contained herein are, unless specifically indicated otherwise, references to sections of this Agreement. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

Section 8.12 Representations to Survive this Agreement
         The representations, warranties and covenants of the Provider contained herein shall survive the purchase of the Purchased Receivables and the termination of this Agreement.

Section 8.13 Assignment of Purchaser's Interest.
         The Provider hereby acknowledges that Purchaser shall have the right to sell, assign, transfer and create a security interest in any or all of the Purchased Receivables conveyed to it hereunder including any security agreement referred to in Section 4.02(j)) or any security interest referred to in Section 3.01 hereof; provided that same shall be limited to sources of funding for the Purchased Receivables hereunder, shall be limited to financial institutions and accredited investors and shall provide that any lien or security interest is released if Purchaser is required to convey or reconvey any Purchased

         Receivables to Provider. Any such assignment shall accept or recognize the Provider's rights under the COPs.

         IN WITNESS WHEREOF, Provider and Purchaser have caused this Agreement to be duly executed by their duly authorized officers, all on the date and year first above written.

Provider                                       PFS VI, INC

By:  /s/ GARY DANZIGER                         By:  /s/ RONALD MEYER
     -------------------------                      -------------------------
Name:  Gary Danziger                           Name:  Ronald Meyer
     -------------------------                      -------------------------
Title:          COO                            Title:   President
     -------------------------                      -------------------------